EXHIBIT 99.1

WebCT, Inc.

Consolidated Financial Statements
December 31, 2003, 2004 and 2005

WebCT, Inc.

Index
December 31, 2003, 2004 and 2005

Report of Independent Auditors

To the Stockholder of WebCT, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of WebCT, Inc., and its subsidiaries, at December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP

Hartford, Connecticut
April 25, 2006

WebCT, Inc.

Consolidated Balance Sheets
December 31, 2004 and 2005

	2004	2005
	(In thousands,
	except share amounts)

ASSETS
Current assets
Cash and cash equivalents	$14,036	$29,610
Short-term investments	8,991	—
Cash-restricted	—	1,396
Accounts receivable, net of reserves of $180 and $174 at December 31, 2004 and 2005, respectively	8,761	8,799
Prepaid expenses and other current assets	1,434	2,774
Deferred income tax asset	635	635

Total current assets	33,857	43,214
Cash-restricted	1,396	—
Property and equipment, net	1,183	1,872
Intangible assets, net	189	126
Goodwill	1,659	1,659
Other assets	36	44
Deferred income tax asset	1,089	509

Total assets	$39,409	$47,424

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$237	$245
Accrued expenses	3,710	7,166
Deferred revenue	21,865	24,102

Total current liabilities	25,812	31,513
Deferred revenue	2,589	1,196

Total liabilities	28,401	32,709

Commitments and contingencies (Note 8)
Redeemable subsidiary exchangeable stock	2,821	2,821

Redeemable convertible preferred stock
Preferred stock, $0.01 par value
Authorized — 24,745,778 shares
Issued and outstanding — 16,575,680 shares at December 31, 2004 and 2005 (liquidation preference of $158,968 and $168,364 at December 31, 2004 and 2005, respectively)	158,112	168,017

Stockholders’ deficit
Common stock, $0.01 par value:
Authorized — 41,400,000 shares
Issued and outstanding — 1,720,677 and 1,841,450 shares at December 31, 2004 and 2005, respectively	17	18
Additional paid-in capital	850	—
Accumulated other comprehensive income	15	15
Accumulated deficit	(150,807)	(156,156)

Total stockholders’ deficit	(149,925)	(156,123)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$39,409	$47,424

The accompanying notes are an integral part of these consolidated financial statements.

WebCT, Inc.

Consolidated Statements of Operations
Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(In thousands)

Revenue
Product	$28,363	$33,945	$42,274
Professional services	2,749	3,936	4,566
Other	317	469	459

Total revenue	31,429	38,350	47,299
Cost of revenue
Product	2,836	3,107	3,749
Professional services	3,281	4,618	5,375
Other	271	419	369

Total cost of revenue	6,388	8,144	9,493

Gross profit	25,041	30,206	37,806
Operating expenses
Research and development	10,006	9,945	10,914
Sales and marketing	13,133	12,572	14,846
General and administrative	5,999	5,585	8,326
Amortization of intangibles	670	63	63

Total operating expenses	29,808	28,165	34,149

Income (loss) from operations	(4,767)	2,041	3,657
Other income (expense)
Interest income	251	278	674
Interest expense	(12)	—	(2)
Other income	19	156	65

Other income, net	258	434	737
Income (loss) before income taxes	(4,509)	2,475	4,394
Income tax benefit (provision)	2,155	(740)	(730)

Net income (loss)	$(2,354)	$1,735	$3,664

The accompanying notes are an integral part of these consolidated financial statements.

WebCT, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2003, 2004 and 2005

						Accumulated
					Additional	Other
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Total
			(In thousands, except share amounts)
Balance, December 31, 2002	17,680,652	$150,390	3,429,025	$34	$—	$15	$(140,176)	$(140,127)
Exercise of stock options			24,208	—	10			10
Accretion of issuance costs, discounts and dividends on preferred stock		10,022			(10)		(10,012)	(10,022)
Net loss							(2,354)	(2,354)

Balance, December 31, 2003	17,680,652	160,412	3,453,233	34	—	15	(152,542)	(152,493)
Exercise of stock options			71,752	1	32			33
Purchase and retirement of stock	(1,104,972)	(11,983)	(1,804,308)	(18)	10,501			10,483
Accretion of issuance costs, discounts and dividends on preferred stock		9,683			(9,683)			(9,683)
Net income							1,735	1,735

Balance, December 31, 2004	16,575,680	158,112	1,720,677	17	850	15	(150,807)	(149,925)
Exercise of stock options			120,773	1	42			43
Accretion of issuance costs, discounts and dividends on preferred stock		9,905			(892)		(9,013)	(9,905)
Net income							3,664	3,664

Balance, December 31, 2005	16,575,680	$168,017	1,841,450	$18	$—	$15	$(156,156)	$(156,123)

The accompanying notes are an integral part of these consolidated financial statements.

WebCT, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2003, 2004 and 2005

	2003	2004	2005
	(In thousands)

Cash flows from operating activities
Net income (loss)	$(2,354)	$1,735	$3,664
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities:
(Increase) decrease in deferred income tax	(2,155)	431	580
Depreciation	1,438	1,005	1,192
Amortization of intangibles	670	63	63
(Gain) loss on disposal of property and equipment	4	—	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(838)	(1,900)	(38)
(Increase) decrease in prepaid expenses and other current assets	(26)	(345)	(1,340)
Increase (decrease) in accounts payable	(169)	119	8
Increase (decrease) in accrued expenses	(748)	1,593	3,456
Increase in deferred revenue	3,014	1,702	844

Net cash provided by (used in) operating activities	(1,164)	4,403	8,429

Cash used in operating activities of discontinued operations	(112)	(103)	—

Cash flows from investing activities
Purchases of property and equipment	(652)	(662)	(1,881)
Insurance proceeds from loss of property and equipment	—	4	—
Decrease (increase) in other assets	65	—	(8)
Purchases of short term investments	(13,670)	(8,991)	—
Proceeds from maturity of short term investments	16,667	10,975	8,991

Net cash provided by investing activities	2,410	1,326	7,102

Cash flows from financing activities
Repayments of capital lease obligations	(168)	—	—
Repurchase of stock	—	(1,500)	—
Proceeds from exercise of stock options	10	33	43

Net cash provided by (used in) financing activities	(158)	(1,467)	43

Net increase in cash and cash equivalents	976	4,159	15,574
Cash and cash equivalents, beginning of year	8,901	9,877	14,036

Cash and cash equivalents, end of year	$9,877	$14,036	$29,610

Supplemental disclosure of cash flow information
Cash paid for interest	$12	$—	$2
Cash paid for taxes	$45	$30	$52
Supplemental disclosure of non-cash investing and financing activities
Accretion of discounts and dividends on redeemable convertible preferred stock	10,022	9,683	9,905

The accompanying notes are an integral part of these consolidated financial statements.

WebCT, Inc.

Notes to the Consolidated Statements
Years Ended December 31, 2003, 2004 and 2005

1.	Nature of Business

WebCT, Inc. (formerly Universal Learning Technology, Inc.) and subsidiaries (the “Company”) is engaged in the development and sale of internet-based interactive teaching and learning software.

The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company was acquired on February 28, 2006 (see Note 13).

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries: WebCT Educational Technologies Corporation (“WebCT ETC”), WebCT (UK) Limited, WebCT (Australia) Pty Ltd., and WebCT Securities Corporation. All material intercompany accounts and transactions have been eliminated in consolidation.

Restricted Cash

Restricted cash is comprised of money market accounts pledged as collateral in connection with a facility lease agreement. The restriction expires on September 30, 2006.

Concentration of Credit Risk

At December 2004 and 2005, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company sells its products in the U.S. and internationally with a focus on higher education. Sales are made directly to customers and through resellers. As of and for the years ended December 31, 2003, 2004, and 2005, no customer accounted for greater than 10% of accounts receivable or revenues, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in the existing accounts receivable balance. The Company reviews the allowance for doubtful accounts periodically throughout the year. Accounts receivable balances are charged off against the allowance when the Company deems that the receivable will not be recovered.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

The following are the changes in the balance of allowance for doubtful accounts for the three years ended December 31, 2005.

	Balance at		Write-offs,	Balance at
	Beginning		Net of	End of
	of Year	Additions	Recoveries	Year
	(In thousands)

December 31, 2003	$166	$74	$(152)	$88
December 31, 2004	$88	$184	$(92)	$180
December 31, 2005	$180	$132	$(138)	$174

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method, which range from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Valuation of Long-Lived Assets and Goodwill

The Company has long-lived tangible and intangible assets, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The Company assesses the potential impairment of identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The Company accounts for goodwill and intangible assets in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 requires the reassessment of the useful lives of existing recognized intangible assets and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The Company reviews the useful lives of other intangible assets, other than goodwill, whenever events or changes in circumstances indicate that their carrying value may not be recoverable. SFAS No. 142 requires the Company to complete an impairment test of goodwill at least annually, or more frequently when events and circumstances occur indicating that the recorded goodwill might be impaired. The Company has one defined reporting unit. The goodwill impairment tests were completed, as required, and indicated that the goodwill recorded was not impaired, and no impairment charges were recorded by the Company in 2003, 2004, or 2005.

The Company has long-lived tangible and intangible assets, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assesses the potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the assets.

Significant judgments and estimates are involved in determining the useful lives of intangible assets, determining what reporting units exist and assessing whether events or circumstances would require an interim impairment analysis of goodwill or long-lived assets to be performed. Changes in events or circumstances including, but not limited to, technological advances or competition which could result in shorter useful lives, additional reporting units which may require alternative methods of estimating fair value, or economic or market conditions which may effect previous assumptions and estimates, could have an impact on the Company’s results of operations or financial position through impairment charges.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Income Taxes

The Company utilizes the liability method for accounting for income taxes under SFAS No. 109, Accounting for Income Taxes.  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial reporting and tax bases of liabilities and assets using enacted tax rates in effect in the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions; and Emerging Issues Task Force (“EITF”) No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware.

The Company exercises judgment and uses estimates in determining the amount of revenue to be recognized in each accounting period. Revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fees are fixed or determinable, collection of the fees is considered probable, and no customer acceptance clause exists. If an acceptance clause does exist, revenue is deferred until customer acceptance occurs. Persuasive evidence of an arrangement is established for each type of revenue and each product offered based upon defined criteria consisting of one of the following: a contract signed by the customer and the Company, receipt of a customer purchase order, execution of a credit card transaction or receipt of payment. The Company’s software is generally delivered electronically through customer download. Software is deemed to be delivered when a software key is made available to a customer for use in downloading and operation of the software.

The Company’s software is generally licensed under agreements which include Post Contract Support (“PCS”) entitling customers to telephone assistance, software patches, and software upgrades on a when and if available basis. Many of the Company’s software arrangements include consulting and training services contracted under a professional services agreement. Such services, which do not involve significant production, customization or modification of the Company’s software, are also sold separately.

The Company offers both perpetual and term licenses for its software products. PCS is generally sold as a separate element in perpetual software license agreements, which often include a specified renewal rate. For term agreements, PCS is either sold as a separate element which may include a specified renewal rate or is included as part of a combined license/PCS fee and not offered separately. Term licenses often cover multi-year periods which generally require customers to make annual payments at the beginning of each year.

Assuming all other revenue recognition criteria are met, under multi-element arrangements, license revenue is recognized upon delivery using the residual method in accordance with SOP No. 98-9. Under the residual method, revenue is allocated to the undelivered elements based on vendor-specific objective evidence of fair value (“VSOE”) of such elements, and the difference between the total arrangement fee and the VSOE of the undelivered elements is recognized as revenue. Undelivered elements typically include PCS, consulting and training services. The determination of fair value of each undelivered element in multiple-element arrangements is based on the price charged when the same element is sold separately. If sufficient evidence of fair value cannot be determined for any undelivered item, all revenue from the arrangement is deferred until VSOE can be established or until all elements of the arrangement have been delivered with the following exception. When the only remaining undelivered element is PCS for which VSOE cannot be established, the entire arrangement fee is recognized as revenue ratably over the PCS term with a catch-up for any elapsed periods.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

The Company determines VSOE of software PCS based upon transactions where the PCS is sold separately, or on a contract-specific basis, based upon optional PCS renewal rates specified in software license agreements. PCS revenue is recognized ratably over the contracted PCS term. In multi-year term license agreements where VSOE exists for PCS, the residual software license amount is recognized as revenue as the payments become due because the total fees from the arrangement are not deemed to be fixed or determinable due to the extended payment terms.

VSOE supporting the fair value of professional services is based upon labor rates charged by the Company when those services are sold separately. The Company determines VSOE of its combined term license and PCS fees (where the license and PCS are not sold separately) based upon customer transactions where these combined elements are sold separately. When services are sold along with a license and PCS, the services fees are recognized separately as the services are performed so long as VSOE exists for the services and either the PCS alone, or the combined term license and PCS fees, provided all other revenue recognition criteria have been met. For services that are sold separately, revenue is recognized as the services are performed provided all other revenue recognition criteria have been met.

The Company sometimes hosts its software for its customers. Hosting agreements generally do not allow customers to take possession of the software during the hosting period for full production use without paying a significant penalty. The agreements generally include access to the software for production use as well as start-up and ongoing hosting services. Multi-year hosting agreements are generally billed on an annual basis. For such hosting agreements, all revenue is deferred until the start-up services are delivered. The billed license and ongoing hosting fees are then amortized over the remaining billed term and the start-up fees are amortized over the estimated remaining arrangement life.

Provided all other revenue recognition criteria have been met, revenue from activities associated with publishers’ electronic content is recognized (1) upon shipment of access keys or the content by either the publishers or the Company for shipment related fees; and, (2) is amortized over the estimated listing period for the fees related to the listing of publishers’ content on the Company’s web site.

The Company accounts for revenue generated through transactions with resellers under the guidance of EITF Issue Number 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and EITF Number 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Arrangements with the resellers are reviewed on a contract by contract basis to determine if the resulting revenue should be presented net or gross of the related commission expense. Where the provisions of a contract are indicative that the reseller is an agent and the Company is the principal, revenue is recognized on a gross basis, providing that all other revenue recognition criteria are met and the related commission expense is recorded as a cost of revenue. In all other circumstances, the Company recognizes the resulting revenue net of commission, providing all other revenue recognition criteria are met.

Revenue

The Company’s revenue is reported in three categories. Product revenue includes software license and PCS revenue, hosting revenue, and all publisher related revenue. Professional services revenue includes all consulting and training related revenue. Other revenue includes revenue from travel expenses which are billable to customers. Deferred revenue represents the difference between amounts invoiced to customers and amounts recognized as revenue under the Company’s revenue recognition policy.

Cost of Revenue

Cost of product revenue includes royalties and distribution costs for products sold, the costs of the Company’s customer support operation, costs incurred to support and maintain hosting operations, and reseller commissions. Cost of professional services revenue includes the costs of the Company’s professional services organization. Cost of other revenue includes the travel expenses that are incurred which are billable to customers.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Software Development Costs

Research and development costs are generally charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain computer software development costs incurred after technological feasibility is established. For the years ended December 2003, 2004 and 2005, no software development costs for internally developed software met the criteria for capitalization as the Company’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility. On January 31, 2005, the Company entered into an agreement whereby it prepaid a third party $700,000 for the right to bundle its software with the Company’s products. The Company capitalized the payment according to the provisions of SFAS No. 86 and is amortizing the balance over three years. As of December 31, 2004 and December 31, 2005 the Company’s net capitalized software balance was $0 and $486,000. The Company recorded software amortization costs of $0, $0, and $214,000 for the years ended December 31, 2003, 2004 and 2005, respectively. Capitalized software is included in property and equipment in the accompanying consolidated balance sheets.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. The Company remeasures the monetary assets and liabilities of its foreign subsidiaries, which are maintained in the local currency ledgers, at the rates of exchange in effect at year end. Revenues and expenses recorded in the local currency during the period are translated using average exchange rates for each month. Non-monetary assets and liabilities are translated using historical rates. Resulting adjustments from the remeasurement process are included in other income in the accompanying consolidated statements of operations. The $15,000 balance of accumulated other comprehensive income was recorded in 1998 when the functional currency of the Canadian subsidiary was the Canadian dollar.

Advertising Costs

Costs related to advertising are charged to expense when incurred and are included in sales and marketing expense in the accompanying statement of operations. Advertising costs were $75,000, $4,000, and $5,000 for the years ended December 31, 2003, 2004 and 2005, respectively.

Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company has adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, through disclosure only. All stock-based compensation awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure — an amendment of FASB SFAS No. 123, for all stock-based awards.

The following is a reconciliation of the net income (loss) had the Company applied the minimum value recognition provision of SFAS No. 123 to stock based employee compensation for 2003, 2004, and 2005.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

	2003	2004	2005
	(In thousands)

Net income (loss) as reported	$(2,354)	$1,735	$3,664
Add: Stock-based employee compensation expense included in reported net loss	—	—	—
Less: Stock based employee compensation expense determined under fair value method	—	—	(15)

Pro forma net income (loss)	$(2,354)	$1,735	$3,649

For purposes of pro forma disclosure, the fair value of each option grant was estimated on the date of grant using the minimum value method with the following assumptions for grants in 2003, 2004 and 2005:

	2003	2004	2005

Risk-free interest rate	2.85%	3.40%	4.00%
Expected life from date of grant	5 years	5 years	5 years
Expected dividend yield	—	—	—
Expected volatility	0%	0%	0%
Weighted average fair value per share of options granted	$—	$—	$0.02

Guarantor Arrangements

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS Nos. 5, 57 and 107 and rescission of FIN 34. The interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The interpretation also requires additional disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees it has issued. The following is a summary of the Company’s agreements that are within the scope of FIN 45.

The Company’s software license agreements generally include certain provisions for indemnifying customers against costs and damages finally awarded against such customers in connection with third party claims that the Company’s software products infringe a third party’s intellectual property rights in the United States of America and Canada. Such provisions generally include certain exclusions, which are customarily included in such indemnifications. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the consolidated financial statements.

The Company’s software license agreements also generally include a warranty that the software products will, for a period of one year (and, in some cases, for a period greater than one year) following the first delivery under the license agreement of a license key for the software, operate substantially as described in the then-current applicable system administrator guide generally released by Company to its licensees, subject to certain exclusions customarily included in such warranties. In addition, the Company’s professional services agreements generally include a warranty that the services provided by Company will be performed in a good and workmanlike manner, subject to the instructions provided by the applicable customer, and that of the professional services agreement. To date, the Company has not incurred any material costs associated with these warranties and has not accrued any liabilities related to such obligations in the consolidated financial statements.

As permitted under Delaware law, the Company’s By-Laws provide that the Corporation will indemnify any director, officer, employee or agent of the Company or anyone serving in these capacities at the Company’s request for certain claims asserted against them with respect to their Company activities. The maximum potential amount of future payments the Company could be required to pay is unlimited. To date,

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

the Company has had no claim asserted under the indemnification it provides and is unaware of any matters that would give rise to such a claim. Therefore, the Company has not accrued any liability associated with such indemnification. The Company also has insurance that reduces its monetary exposure.

Throughout the normal course of business, the Company has agreements with vendors that provide goods and services required by the Company to run its business. In some instances, vendor agreements include language that requires the Company to indemnify the vendor from certain damages caused by the Company’s use of the vendor’s goods and/or services. The Company believes that the estimated fair value of these indemnification commitments is minimal. The Company also has insurance that would allow it to recover a portion of any future amounts that could arise from these indemnifications.

The Company has indemnification provisions incorporated into its real estate leases for office space. These provisions require that the Company indemnify the lessor from any claims asserted against the lessor relating to personal injury and property damage caused by the Company or incurred by individuals on or in the leased property, violations of law or any claims arising from the Company’s breach of its contractual obligations under the leases. The Company has never paid any material amounts to defend lawsuits or settle claims related to these indemnification provisions and is unaware of any matter that would give rise to any claim. As a result, the Company believes that the estimated fair value of these indemnification commitments is minimal. The Company also has insurance that would allow it to recover a portion of any future amounts that could arise from these indemnifications.

Reclassifications

Certain reclassifications have been made in prior years’ financial statements to conform to the current year’s presentation.

3.	Cash, Cash Equivalents and Investments

The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. Investments for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity investments and are reported at amortized cost plus accrued interest, which approximates fair value. As of December 31, 2004, the Company’s short-term investments were classified as held-to-maturity. To date, the Company has not sold or transferred any investments classified as held-to-maturity and has not recorded any realized gains or losses on the sale of investments.

	2004		2005
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)

Cash and cash equivalents
Money market accounts	$11,136	$11,136	$26,436	$26,436
Cash	2,900	2,900	3,174	3,174

Total cash and cash equivalents	14,036	14,036	29,610	29,610
Short-term investments
Certificate of deposits	8,991	8,991	—	—

Total short-term investments	8,991	8,991	—	—

Total cash, cash equivalents and short-term investments	23,027	23,027	29,610	29,610

Cash-restricted	1,396	1,396	1,396	1,396

Total cash, cash equivalents, certificate of deposit (restricted) and investments	$24,423	$24,423	$31,006	$31,006

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

4.	Property and Equipment

Property and equipment, stated at cost, net of accumulated depreciation, is as follows:

	2004	2005
	(In thousands)

Computer equipment, software, and other equipment	$6,853	$7,537
Furniture, fixtures, and leasehold improvements	1,434	1,627
Third party software	—	700

	8,287	9,864
Less: Accumulated depreciation and amortization	(7,104)	(7,992)

	$1,183	$1,872

Depreciation and amortization expense for the years ended December 31, 2003, 2004 and 2005 amounted to $1,438,000, $1,005,000, and $1,192,000, respectively.

5.	Intangible Assets

Intangible assets, stated at cost, net of accumulated amortization, are as follows:

	2004	2005
	(In thousands)

IP Patent rights	$325	$325
Less: Accumulated amortization	(136)	(199)

	$189	$126

Other intangible assets are amortized on a straight-line basis over their estimated useful lives. The IP Patent rights are being amortized through December 2007.

Amortization expense for the years ended December 31, 2003, 2004 and 2005 amounted to $670,000 $63,000 and $63,000 respectively. The Company projects that amortization for the years 2006 and 2007 will be $63,000 per year.

6.	Income Taxes

The Company’s provision (benefit) for income taxes for the years ended December 31, 2003, 2004 and 2005 are as follows:

	2003	2004	2005
	(In thousands)

Current
Federal	$—	$8	$41
State	—	—	6
Foreign	—	156	67

	—	164	114

Deferred
Federal	—	—	—
State	—	—	—
Foreign	(2,155)	576	616

	(2,155)	576	616

Total tax provision (benefit)	$(2,155)	$740	$730

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

The income tax benefit for the year ended December 31, 2003 and the income tax provision for the years ended December 31, 2004 and December 31, 2005, differed from statutory rates primarily due to changes in the deferred tax asset valuation allowance.

Temporary differences that give rise to significant deferred tax assets as of December 31, 2004 and 2005 are as follows:

	2004	2005
	(In thousands)

Property and equipment	$857	$1,105
Intangible assets	3,008	2,659
Deferred revenue	225	414
Accrued expenses	14	238
Capitalized research and development costs	4,690	3,925
Net operating loss carryforwards	35,581	33,116
Other	87	133

	44,462	41,590
Less: Valuation allowance	(42,172)	(39,962)

Deferred tax asset	2,290	1,628

Unrealized foreign exchange gain	566	484

Deferred tax liability	566	484

Net deferred tax asset	$1,724	$1,144

The Company has available net operating loss carryforwards of approximately $84.4 million at December 31, 2005, which may be used to reduce future taxable income. Of this amount, U.S. federal and state net operating loss carryforwards of approximately $81.8 million expire at various dates through 2023 if not utilized, Canadian federal net operating loss carryforwards of approximately $1.9 million expire in 2006, if not utilized, and certain other non-U.S. net operating loss carryforwards of approximately $0.7 million may be carried forward indefinitely.

As required by SFAS No. 109, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating losses.

In 2003, management determined that it was more likely than not that the Company would recognize the benefits of its Canadian deferred tax assets and, as a result, the Company reversed the Canadian portion of the valuation allowance of $2,155,000 at December 31, 2003.

Management has determined that it is more likely than not that the Company will not recognize the benefits of its remaining deferred tax assets and, as a result, valuation allowances for $42,172,000 and $39,962,000 were maintained at December 31, 2004 and 2005, respectively.

Utilization of U.S. federal net operating losses may be subject to substantial limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. Non-U.S. net operating losses may also be subject to substantial limitations in accordance with local tax laws. These annual limitations may result in the expiration of net operating losses before utilization.

The current year fluctuation in the deferred tax asset is the result of the utilization of the Canadian federal net operating loss carryforward to offset current period taxable income and the deemed utilization of this carryforward to offset income related to cumulative unrealized exchange gains on WebCT ETC’s balance sheet. The deferred tax balance was also impacted by changes in currency exchange rates during the period.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Tax Reserves

The Company is involved in tax proceedings arising in the ordinary course of business and periodically assesses its liabilities and contingencies in connection with these matters based upon the latest information available. For those matters where it is probable that the Company has incurred a loss due to potential tax liabilities and the loss or range of loss can be reasonably estimated, reserves have been recorded in the consolidated balance sheets. In other instances, the Company is unable to make a reasonable estimate of any liability because of the uncertainties related to both the probable outcome and amount or range of loss. As additional information becomes available, the Company adjusts its assessment and estimates of such liabilities accordingly.

In connection with such matters, the Company had tax reserves of $224,000 and $424,000 at December 31, 2004 and 2005, respectively. These balances were included in accrued expenses. As of December 31, 2004, $51,000 of the reserve was associated with taxes charged to general and administrative expenses and $173,000 was associated with income taxes. As of December 31, 2005, $250,000 of the reserve was associated with taxes charged to general and administrative expenses and $174,000 was associated with income taxes. The resolution of the Company’s tax proceedings are unpredictable and could result in tax liabilities that are significantly higher or lower than that which has been provided by the Company. However, the Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on its financial position or results of operations.

7.	Accrued Expenses

Accrued expenses for the years ended December 31, 2004 and 2005 are as follows:

	2004	2005
	(In thousands)

Accrued employee compensation and benefits	$2,012	$3,377
Accrued professional fees	543	2,267
Accrued payroll and other taxes	305	434
Accrued tax reserve	224	424
Accrued lease and facilities expense	147	50
Accrued other	479	614

	$3,710	$7,166

8.	Commitments and Contingencies

Royalty/Support Obligations

In June 1999, the Company entered into a technology licensing agreement with the University of British Columbia (“UBC”), granting the Company exclusive, worldwide license to use the WebCT software and to manufacture, distribute, sell and/or license this product or products derived from such technology. The Company was required to pay to UBC an annual royalty of $175,000 for five years. The Company made the final payment in June 2003, and UBC transferred to the Company ownership of the technology and any improvements. The Company recorded the royalty payments as a charge to cost of product revenues over the term of the agreement. Royalty expense recorded for the years ended December 31, 2003, 2004, and 2005 totaled approximately $175,000, $66,000, and $0, respectively.

The Company bundles certain third party software with its own products for shipments to customers. Under the most recent amendments to the Company’s existing arrangements with its third party software vendors, the Company has minimum future license and support payment obligations of $190,000 and $164,000 in 2006 and 2007 respectively.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Leases

The Company conducts its operations in leased facilities and is obligated to pay monthly rent through August 2006. Rent expense charged to operations in 2003, 2004 and 2005 was approximately $1,914,000, $1,805,000, and $1,888,000 respectively. Future minimum lease payments under its operating leases are as follows:

Operating
Leases
(In thousands)

For the year ending December 31,
2006	$1,319
2007	409
2008	425
2009	126

Total future minimum lease payments	$2,279

In 2003 and 2004, the Company made remaining facility lease payments of, $112,000 and $102,000 respectively that had been accrued as part of the discontinuation of its Mathforum business unit in 2000.

9.	Capital Stock

Common Stock

As of December 31, 2005, the Company has authorized the issuance of 39,400,000 shares of Class A voting common stock and 2,000,000 shares on Class B non-voting common stock. To date, no Class B shares have been issued. The only difference between Class A common stock and Class B common stock is the right to vote. Class B common stock is convertible into Class A common stock on a one for one basis at any time.

Preferred Stock

As of December 31, 2005, the Company has authorized the issuance of preferred stock designated as follows:

	Voting	Nonvoting	Total

Preferred stock
Series A	58,891	—	58,891
Series B	280,000	49,785	329,785
Series C	3,805,658	406,555	4,212,213
Series D (Jr.)	724,888	—	724,888
Series E	4,750,000	700,000	5,450,000
Series F (Jr.)	1,470,000	—	1,470,000
Series G	8,500,000	—	8,500,000

	19,589,437	1,156,340	20,745,777
Special voting stock	1	—	1
Undesignated	4,000,000	—	4,000,000

	23,589,438	1,156,340	24,745,778

Series A, B, C, E, G redeemable convertible preferred stock will be collectively known as senior preferred stock.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Series D and F redeemable convertible preferred stock will be collectively known as junior preferred stock.

The Company has designated certain shares of preferred stock as nonvoting. The rights, preferences and privileges of the nonvoting preferred stock are identical to those of its corresponding series of preferred stock, except with respect to voting rights and conversion rights. The holders of nonvoting preferred stock shall have no right to vote on any matters. In addition, all shares of nonvoting preferred stock are only convertible into shares of nonvoting common stock. Each holder of nonvoting preferred stock is entitled to convert any and all shares of nonvoting preferred stock into the same number of shares of its corresponding series of voting preferred stock, subject to certain restrictions, as defined.

Redeemable convertible preferred stock at December 31, 2004 and 2005 consisted of the following:

	2004	2005
	(In thousands, except share data)

Series A redeemable convertible preferred stock (Series A Preferred Stock), $0.01 par value:
Issued and outstanding- 58,891 shares (liquidation preference of $1,364 and $1,434 as of December 31, 2004 and 2005 respectively)	$1,364	$1,434
Series B redeemable convertible preferred stock (Series B Preferred Stock), $0.01 par value:
Issued and outstanding- 274,964 shares (liquidation preference of $16,095 and $17,715 as of December 31, 2004 and 2005 respectively)	16,082	17,715
Series C redeemable convertible preferred stock (Series C Preferred Stock), $0.01 par value:
Issued and outstanding- 3,805,648 shares (liquidation preference of $25,271 and $27,843 as of December 31, 2004 and 2005 respectively)	25,270	27,828
Series E redeemable convertible preferred stock (Series E Preferred Stock), $0.01 par value:
Issued and outstanding- 4,670,688 shares (liquidation preference of $32,736 and $34,250 as of December 31, 2004 and 2005 respectively)	32,565	34,197
Series F redeemable convertible preferred stock (Series F Preferred Stock), $0.01 par value:
Issued and outstanding- 1,132,180 shares (liquidation preference of $7,925 and $7,925, as of December 31, 2004 and 2005 respectively)	7,919	7,925
Series G redeemable convertible preferred stock (Series G Preferred Stock), $0.01 par value:
Issued and outstanding- 6,633,309 shares (liquidation preference of $75,577 and $79,197 as of December 31, 2004 and 2005 respectively)	74,912	78,918

	$158,112	$168,017

Series D Convertible Preferred Stock and Redeemable Subsidiary Exchangeable Stock

The Company has designated 724,888 shares of preferred stock as Series D convertible preferred stock (“Series D preferred stock”). In connection with the acquisition of WebCT ETC in 1999, the Company issued Redeemable Subsidiary Exchangeable Stock (“Exchangeable stock”), which is convertible into shares of Series D preferred stock.

In connection with the issuance of the Exchangeable stock, the Company authorized and issued to the majority shareholder of the Exchangeable stock 1 share of Special Voting Stock (“Special Voting Stock”). The holder of record of this share shall have the number of votes equal to the votes to which the holders of the

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

outstanding and vested shares of the Exchangeable stock would be entitled if all such shares were exchanged by the holders thereof for shares of Series D preferred stock on all matters submitted to a vote of the stockholders of the corporation. In respect of all matters concerning the voting shares, the Special Voting Stock and the common stock of the Company shall vote as a single class.

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holder of the share of Special Voting Stock shall be paid an amount equal to $1.

Rights and Preferences of Preferred Stock

The rights, preferences and privileges of the preferred stock are listed below:

Dividends

The Company shall not declare or pay any dividends on shares of common stock unless all accrued dividends on the preferred stock are paid in full. Holders of Series A, Series B, Series C, Series E and Series G preferred stock are entitled to receive cumulative dividends at an annual rate of 8%, 10%, 10%, 6% and 6%, respectively, and any other dividends that the Company may issue when and as declared. The dividends on Series B and Series C compound annually.

In the event that the Company shall declare a cash dividend payable upon the then outstanding shares of common stock, the holders of Series D and Series F preferred stock shall be entitled to the amount of dividends on the Series D and Series F preferred stock, respectively, as would be if the holders converted their shares into common stock.

The Company has not paid any dividends on preferred stock. The cumulative accreted dividends for the years ended December 31, 2003, 2004, and 2005 are as follows:

	2003		2004		2005
	Dividends	Dividends	Dividends	Dividends	Dividends	Dividends
	Accreted	Per Share	Accreted	Per Share	Accreted	Per Share
	(In thousands, except share data)

Series A	$432	$7.33	$501	$8.50	$570	$9.68
Series B	5,687	20.68	7,147	25.99	8,768	31.89
Series C	8,188	2.15	10,481	2.75	13,039	3.43
Series D	—	—	—	—	—	—
Series E	6,054	1.30	7,561	1.62	9,075	1.94
Series F	—	—	—	—	—	—
Series G	14,100	1.82	15,577	2.35	19,197	2.89

	$34,461		$41,267		$50,649

The total accretion to preferred stock also includes amounts for closing costs incurred and discounts and warrants issued in connection with the issuance of preferred stock. The total preferred stock accretion for the years ended December 31, 2003, 2004 and 2005 are as follows:

	2003	2004	2005
	(In thousands)

Change in cumulative accreted dividends	$9,226	$6,806	$9,382
Reduction in cumulative accreted dividends due to repurchase of Series G preferred shares (Note 11)	—	2,157	—

Total annual dividend accretion	9,226	8,963	9,382
Closing costs, warrants and discounts	796	720	523

	$10,022	$9,683	$9,905

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Conversion

Each share of Series A and Series B preferred is convertible, at the option of the holder, at any time, into 16 shares of Class A voting common stock (“Class A common stock”). Each share of Series C, Series E, Series F and Series G preferred stock is convertible, at the option of the holder, at any time, into one share of common stock. The 724,888 shares of Series D preferred stock (none of which were outstanding at December 31, 2005) are convertible, at the option of the holder, at any time, in part or in total on a prorated basis, into 523,157 shares of common stock. Each outstanding share of voting and nonvoting Series A, Series B and Series C preferred stock shall be automatically converted into shares of Class A or Class B common stock, respectively, upon the closing of an underwritten public offering in which the aggregate gross proceeds received by the Company equal or exceed $10,000,000 and the price per share of common stock is such that the equity valuation of the Company immediately prior to such public offering is at least $70,000,000 (“a Qualified Offering”).

Immediately upon the closing of an underwritten public offering and upon the consent of the majority of the holders of the then outstanding Series D and Series F preferred stock, each share of Series D and Series F preferred stock shall each be converted into Class A common stock. Series D preferred shall be converted as described above and Series F preferred shall be converted on a one for one basis.

Each outstanding share of Series E preferred stock shall be automatically converted into one share of Class A common stock upon the closing of an underwritten public offering in which (i) the aggregate net proceeds to the Company are at least $25,000,000 and (ii) the price per share of Class A common stock is equal to or greater than two times the Series E original issuance price of $5.39, subject to adjustment.

Each outstanding share of Series G preferred stock shall be automatically converted into one share of Class A common stock upon the closing of an underwritten public offering in which (i) the aggregate net proceeds to the Company are at least $25,000,000 and (ii) the price per share of Class A common stock is equal to or greater than $15.00.

Voting Rights

The holders of the voting preferred stock are entitled to vote on all matters with the common stockholders as if they were one class of stock except under certain circumstances, as defined. Each holder of preferred stock is entitled to the number of votes equal to the largest number of whole shares of common stock into which such holder’s shares of preferred stock are then convertible.

Redemption Rights

Upon the request of holders of not less than 67% of the outstanding shares of Series A preferred stock, the Company will be required to redeem, to the extent it may do so under applicable law, shares of Series A preferred stock of the holders requesting such redemption at a price equal to $14.66 per share plus accrued and unpaid dividends. Series A preferred stockholders can make the election to redeem up to 100% of their originally purchased Series A preferred stock on the one remaining redemption date of June 30, 2006.

Upon the request of any holder of outstanding shares of Series B preferred stock, the Company will be required to redeem, to the extent it may do so under applicable law, shares of Series B preferred stock held by the holders requesting such redemption. The redemption price for each share of Series B preferred stock shall be the greater of $32.54 per share plus accrued and unpaid dividends, or the fair market value of such shares on the applicable redemption date determined in good faith by the Board of Directors. Series B preferred stockholders can make the election to redeem up to 100% of their originally purchased Series B preferred stock on the one remaining redemption date of June 30, 2006.

Upon the election of the holders of a majority interest of the then outstanding shares of Series C preferred stock, the Company will be required to redeem, to the extent it may do so under applicable law, shares of Series C preferred stock held by the holders requesting such redemption within 120 days from the earlier of

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

either (i) the date of exercise of or intent to exercise redemption rights by the holders of any other class of preferred stock or (ii) the remaining redemption date of May 1, 2006. The redemption price for each share of Series C preferred stock shall be the greater of $3.89 per share plus accrued and unpaid dividends, or the fair market value of such shares on the applicable redemption date determined in good faith by the Board of Directors.

Upon the election of the holders of a majority interest of the then outstanding shares of Series E preferred stock, the Company will be required to redeem, to the extent it may do so under applicable law, shares of Series E preferred stock held by the holders requesting such redemption within 120 days from the earlier of either (i) the date of exercise of or intent to exercise redemption rights by the holders of any other class of preferred stock or (ii) the remaining redemption date of December 31, 2006. The redemption price for each of Series E preferred stock shall be the greater of $5.39 per share plus accrued and unpaid dividends, the amount per share as would have been payable had each share of Series E preferred stock been converted into common stock prior to liquidation, and had shared ratably in any distribution with Series A, Series B, Series C, Series E and Series G preferred stock and common stock, or the fair market value of such shares on the applicable redemption date determined in good faith by the Board of Directors.

Upon the election of the holders of a majority interest of the then outstanding shares of Series G preferred stock, the Company will be required to redeem, to the extent it may do so under applicable law, shares of Series G preferred stock held by the holders requesting such redemption within 120 days from the earlier of either (i) the date of exercise of or intent to exercise redemption rights by the holders of any other class of preferred stock or (ii) the two remaining redemption dates of June 30, 2006 and June 30, 2007. Series G preferred stockholders can make the election to redeem two-thirds of the originally purchased Series G preferred stock on the June 30, 2006 and 100% of the shares on June 30, 2007. The redemption price for each share of Series G preferred stock shall be the greater of $9.05 per share plus accrued and unpaid dividends, the amount per share as would have been payable had each share of Series G preferred stock been converted into common stock prior to liquidation, and had shared ratably in any distribution with Series A, Series B, Series C Series E and Series G preferred stock and common stock, or the fair market value of such shares on the applicable redemption date determined in good faith by the Board of Directors.

Effective upon the closing of an initial public offering not meeting the criteria of a Qualified Offering, each holder may request the Company redeem shares of Series B, Series C, Series E and Series G preferred stock at a price equal to $32.54; $3.89; $5.39 and $9.05, respectively, plus any accrued unpaid dividends.

Liquidation, Dissolution or Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of shares of Series G and Series E preferred stock shall be entitled to be paid, pari passu, out of the assets of the Company available for distribution and before any payments shall be made to the holders of Series A, B, C, D and F preferred stock or common stock, an amount equal to the greater of the original issuance price plus all accrued but unpaid dividends or an amount per share of Series E and G preferred stock as would have been payable had each share of Series E and G preferred stock been converted to common stock immediately prior to such liquidation (“liquidation preference”).

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of shares of Series A, B, and C preferred stock shall be entitled to be paid, pari passu, out of the assets of the Company available for distribution and subject to the full payment of the Series E and G preferred stock liquidation preference and before any payments shall be made to the holders of D and F preferred stock or common stock, an amount equal to the original issue price plus all accrued but unpaid dividends.

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of shares of Series D and F preferred stock shall be entitled to be paid, pari passu, out of the assets of the Company available for distribution and subject to the full payment of the Series A, B, C, E and G

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

preferred stock liquidation preference and before any payments shall be made to the holders of common stock, an amount equal to the greater of the original issuance price plus all accrued but unpaid dividends or an amount per share as would have been payable had each share of Series D and F preferred stock been converted to common stock immediately prior to such liquidation.

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, each shareholder shall be entitled to be paid, pari passu, out of the assets of the Company available for distribution subject to the full payment of the Series A, B, C, D, E, F and G preferred stock liquidation preferences.

In September and October of 2005, the holders of the Company’s Series B, C, E, F, and G convertible preferred stock and the holders of the subsidiary exchangeable stock executed a Preferred Shareholder Agreement and Irrevocable Proxy and an amendment thereto (“PSVA”) whereby they agreed to give up a portion of any proceeds they would otherwise receive as a result of the sale of the Company to fund a bonus arrangement for the senior management of the Company in order to provide an incentive to maximize the proceeds from the potential sale of the Company (see Note 13). The PSVA also provided for a bonus pool for other Company employees and for the waiver of the rights to any dividends that otherwise would have accrued after September 30, 2005. The PSVA provided for its implementation via an amendment to the Company’s Charter after execution of a definitive agreement for the sale of the Company for no less than $175 million. The charter amendment was implemented in February of 2006.

Subsidiary Exchangeable Stock

In connection with the acquisition of WebCT ETC, the Company issued a total of 724,888 shares of exchangeable stock. The rights, preferences and privileges of the exchangeable stock are as follows:

Voting

The holders of exchangeable stock shall not be entitled to vote at any meeting of the members of the Company. The voting rights of these shares are controlled by the holder of the share of Special Voting Stock.

Dividends

The holders of exchangeable stock shall be entitled to receive dividends at such time as dividends are declared on Series D preferred stock, and will be paid in an amount calculated at the Canadian dollar equivalent, as defined.

Liquidation

In the event of a liquidation, as defined, the holders of exchangeable stock shall by entitled to receive the Canadian dollar equivalent, as defined, of an amount equal to the value that would be paid out if the holders had converted into shares of Series D preferred stock.

Redemption

The holders of exchangeable stock are entitled at any time to require the Company to redeem each of the exchangeable shares for $3.89 per share for a total redemption value of $2,821,000 U.S. dollars. WebCT ETC shall also be entitled to redeem the exchangeable stock for this value on the earlier of (i) a sale or merger of the Company, as defined, (ii) the date upon which the Company’s common stock is listed for trading on a stock exchange in Canada or the United States, (iii) a liquidation event, as defined, and (iv) June 1, 2009.

Upon the request of the holders of exchangeable stock to redeem their shares, the Company has the right to decide to effect such redemption by issuing one share of Series D preferred stock of the Company plus cash for any declared but unpaid dividends, for each share of exchangeable stock.

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

Exchange Rights

Shares of subsidiary exchangeable stock are exchangeable, at the election of the holders into a like number of shares of Series D preferred stock of the Company, which are then exchangeable into an aggregate of 523,157 shares of the common stock.

10.	Stock Options and Warrants

Stock Plan

In 1997, the Board of Directors (the “Board”) adopted the 1997 Stock Plan (the “Plan”). The Plan authorizes the Board to grant options to purchase common stock and purchase rights to employees, members of the Board, and consultants and advisors of the Company.

Options issued under the Plan may be either incentive stock options (“ISOs”) or nonqualified stock options at the discretion of the Board. ISOs may not be granted at less than fair market value on the date of grant. ISO grants to holders of 10% or more of the combined voting power of all classes of the Company’s stock must be granted at an exercise price of not less than 110% of the fair market value at the date of grant. The Board can establish the terms of the grants including exercise price, vesting provision, and the term of the options, not to exceed ten years (five years for 10% shareholders) following the date of the grant.

At December 31, 2005, the total number of shares of common stock which were eligible for issue under the Plan was 7,262,661. This number can be increased by a Board resolution, subject to the approval of the shareholders. The Company had 551,397 shares available for future option grants under the Plan at December 31, 2005.

The following table summarizes the Company’s option activity:

		Average
	Number of	Exercise
	Shares	Price

Outstanding at December 31, 2002	5,677,051	$0.67
Granted	343,000	0.35
Exercised	(24,208)	0.41
Canceled	(277,473)	1.03

Outstanding at December 31, 2003	5,718,370	0.64
Granted	519,366	0.35
Exercised	(71,752)	0.46
Canceled	(274,541)	0.71

Outstanding at December 31, 2004	5,891,443	0.60
Granted	632,625	0.48
Exercised	(120,773)	0.36
Canceled	(193,873)	0.83

Outstanding at December 31, 2005	6,209,422	$0.58

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

The following table summarizes information about stock options outstanding at December 31, 2005:

		Weighted
		Average
		Remaining
Exercise	Options	Contractual	Options
Price	Outstanding	Life (Years)	Exercisable

$0.15	45,664	2.67	45,664
0.20	2,700	3.42	2,700
0.35	5,389,229	7.10	4,387,537
0.60	32,050	9.49	2,006
0.61	1,250	3.33	1,250
1.56	56,500	3.06	56,500
1.75	52,000	9.88	937
1.95	226,685	3.50	226,685
2.00	300,740	5.44	300,740
3.77	46,700	4.19	46,700
4.90	25,050	4.34	25,050
6.00	30,854	4.75	30,854

	6,209,422	6.81	5,126,623

Warrants

During 1998, the Company issued warrants to purchase 9,324 shares of the Company’s preferred stock. Upon the closing of the Company’s Series B preferred stock financing in June 1998, these warrants became exercisable for shares of Series B Preferred Stock at an exercise price of $32.54 per share. The warrants have a 10-year life. As of December 31, 2005, none of the investors had exercised these warrants. The warrants had an aggregate fair value of $136,000 at the date of issuance. This value has been recorded as a discount to the Series B preferred stock and is being accreted based on the redemption provisions effective for Series B preferred stock. Pursuant to EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, the Company believes that equity classification is appropriate for all outstanding warrants.

11.	Other Income (Expense)

Other income (expense) for the years ended December 31, 2003, 2004, and 2005 consisted of the following:

	2003	2004	2005
	(In thousands)

Foreign exchange gain	$55	$229	$80
Other	(36)	(73)	(15)

	$19	$156	$65

12.	Related Party Transactions

For the years ended December 31, 2003, 2004, and 2005, the Company recognized revenue from a related party, who is a board member and a shareholder of the Company of $1,019,000, $902,000, and $890,000 respectively. At December 31, 2004 and 2005 the Company had accounts receivable of $254,000 and $174,000 from this related party, respectively. For the years ended December 31, 2003, 2004, and 2005, the Company also recognized revenue of $0, $237,000, and $115,000 from an organization for which this related party has a

WebCT, Inc.

Notes to the Consolidated Statements — (Continued)

50% ownership. At December 31, 2004 and 2005 the Company had accounts receivable and of $31,000 and $0 from this related party, respectively.

In February 2001, the Company entered into a consulting agreement with a related party that is owned by an executive of the Company for the provision of subcontracted technical personnel from India. For the years ended December 31, 2003, 2004, and 2005, the Company recorded payments to the related party of $501,000, $548,000, and $552,000, respectively. At December 31, 2004 and 2005 the Company had accounts payable of $52,000 and $51,000 to this party, respectively. At December 31, 2004 and 2005 the Company had a $20,000 and a $0 retainer on account with this related party, respectively.

In November 2004 the Company opened several bank accounts with a related party, an executive of which is a board member and a shareholder of the Company. At December 31, 2004 and 2005, the Company had balances of $11,230,000 and $29,132,000 in accounts with this related party, respectively.

The Company also holds a bank account with another related party, an executive of which is a board member and a shareholder of the Company. At December 31, 2004 and 2005, the Company had balances of $6,000 and $6,000 and in an account with this related party, respectively.

In June 2000, another party invested $10,000,000 in the Company’s Series G preferred stock. Simultaneously, the Company entered into a “Co-Marketing and Joint Cooperation Agreement” with that party to induce it to deliver institutions committed to using the Company’s products as their single default Online Learning Tool. According to the terms of the agreement, the party would be compensated with the Company’s common stock based on the student population of the committed schools. The Company also issued common stock to this party in connection with other transactions which occurred before 2003. The Company recognized revenue from this party for the years ended December 31, 2003 and 2004, of $358,000, $387,000 respectively. In February 2004, the Company purchased the Series G preferred stock and common stock holdings of this party for $1,500,000. The shares were retired. The difference between the carrying value of the stock and the purchase price was recorded as an increase to additional paid-in capital.

13.	Merger and Subsequent Events

On October 12, 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blackboard Inc. (“Blackboard”) and College Acquisition Sub, Inc., a wholly owned subsidiary of Blackboard. The Merger Agreement contemplated that Blackboard would acquire the Company for a purchase price of $180 million in cash, less certain expenses and other deductions set forth in the Agreement, pursuant to the merger. The Merger was subject to customary closing conditions. Blackboard and the Company each had a right to terminate the Merger Agreement if a court or governmental agency had issued a final, non-appealable order preventing the consummation of the Merger. In addition, if the Merger Agreement were terminated, other than by mutual consent or as a result of a breach by the Company, Blackboard would have been required to pay the Company $15,000,000 in liquidated damages.

In November of 2005, the Company entered into retention agreements with certain of its employees which generally provided for the payment of retention bonuses of $2.1 million either 90 days after abandonment of the Blackboard merger or 90 days after the closing of the merger.

On November 23, 2005, the Company and Blackboard each received a request for additional information from the Department of Justice in connection with the entry into the Merger Agreement. The effect of the second request was to extend the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, until February 6, 2006 when the Company was informed of the termination of the Department of Justice’s review of the Company’s proposed merger with Blackboard.

On February 28, 2006, the Company completed its merger with Blackboard. Pursuant to the Merger Agreement, Blackboard acquired WebCT in a cash transaction for approximately $178 million. Pursuant to the Merger Agreement, the Company became a wholly-owned subsidiary of Blackboard.